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                                                                     Exhibit 5.1

                                  July 18, 2001


Sprint Corporation
2330 Shawnee Mission Parkway
Westwood, Kansas  66205

Ladies and Gentlemen:

         I have acted as counsel for Sprint Corporation, a Kansas corporation (the "Company"), and Sprint Capital Corporation, a Delaware corporation ("Sprint Capital"), in connection with the preparation of a shelf-registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), under which the Company may offer from time to time debt securities, convertible subordinated debt securities, convertible preferred stock (the "Preferred Shares"), stock purchase contracts, equity units and PCS common stock, series 1 (the "PCS Shares"), and Sprint Capital may offer from time to time debt securities unconditionally guaranteed by the Company, in an aggregate initial offering price not to exceed $4,000,000,000.

         In so acting, I, or the attorneys under my direct supervision, have reviewed such matters of law and examined original, certified, conformed or photostatic copies of such other documents, records, agreements and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. You have consented to my reliance upon the review of the attorneys under my direct supervision. In such examination, I have assumed the genuineness of signatures on all documents submitted to me, or the attorneys under my direct supervision, as originals and the conformity to original documents of all copies submitted to me, or the attorneys under my direct supervision, as certified, conformed or photostatic copies.

         This opinion is limited in all respects to the federal laws of the United States of America and the Kansas General Corporation Code, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

         Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that:

         (1) The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

         (2) The PCS Shares and the Preferred Shares have been duly and validly authorized and, when (i) the Registration Statement has become effective under the Act, (ii) the board of

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Sprint Corporation
July 16, 2001
Page 2


directors of the Company or a duly authorized committee thereof has determined the amount of PCS Shares and Preferred Shares to be issued and the definitive terms and provisions of the Preferred Shares, which terms and provisions shall be set forth in a certificate of designation duly filed with the Kansas Secretary of State, and (iii) the PCS Shares and Preferred Shares, or any of them, are issued and sold in the manner described in the Registration Statement and paid for by the purchasers thereof, such PCS Shares and Preferred Shares will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference made to me under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,


                                            /s/ Tom Gerke